SCHEDULE 14A

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US ONCOLOGY, INC.

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US Oncology, Inc.
16825 Northchase Drive, Suite 1300	News Release
Houston, Texas 77060
www.usoncology.com

Contacts:
Bruce Broussard	Steve Sievert
Investor Relations	Public Relations
832.601.6103	832.601.6193
bruce.broussard@usoncology.com	steve.sievert@usoncology.com

US Oncology Reports Financial Results for Second Quarter 2004

HOUSTON, July 23, 2004 – US Oncology, Inc. (Nasdaq: USON) today reported results for the 2004 second quarter.

The Company recorded quarter-over-quarter and year-over-year increases in revenue, net income and earnings per share for the second quarter 2004. The table below provides a review of second quarter results, as well as the results for the six months ended 2004 along with applicable comparisons:

	Q2 2004	Q2 2003	% Change	Q1 2004	% Change
Revenue	$565.2	$491.4	15.0%	$525.0	7.7%
Net income	$24.5	$17.7	39.0%	$20.1	22.0%
EPS – diluted	$0.27	$0.19	42.1%	$0.23	17.4%
EBITDA(1)	$64.2	$52.4	22.5%	$56.1	14.5%

	Six Months Ended June 30,
	2004	2003	% Change
Revenue	$1,090.2	$938.6	16.2%
Net income	$44.7	$33.9	31.7%
EPS – diluted	$0.50	$0.36	38.9%
EBITDA(1)	$120.2	$102.5	17.2%

(1) See Reconciliation of Selected Financial Data for calculations

US Oncology highlights for the second quarter of 2004 are detailed below:

•	US Oncology’s EBITDA(1) for the second quarter was $64.2 million, compared to $56.1 million for the first quarter of 2004 and $52.4 million in the second quarter of 2003.

•	EBITDA(1) for the six months ended June 30, 2004 was $120.2 million, compared to $102.5 million for the six months ended June 30, 2003.

•	The Company’s accounts receivable days outstanding were 44 at the end of the second quarter, compared to 47 at the end of the first quarter 2004 and 43 at the end of the second quarter of 2003.

•	Of US Oncology’s revenue for the six months ended June 30, 2004, 16.3 percent was generated by practices on the net revenue model. Subsequent to June 30, 2004, the Company converted two net revenue practices with a total of 35 doctors to the earnings model. For the six months ended June 30, 2004 these two practices represented 4.6 percent of the Company’s revenue.

•	The Company generated operating cash flow for the six months ended June 30, 2004 of $130.1 million compared to $116.6 million for the six months ended June 30, 2003. The increase in operating cash flow is due to a decrease in accounts receivable days outstanding, and an increase in accounts payable days outstanding resulting from renegotiated payment terms with certain vendors. Also contributing to this increase is a decrease in tax payments made during 2004, in anticipation of the fact that the Company will be entitled to certain tax benefits upon closing of the merger transaction discussed below. As of July 19, 2004, US Oncology had approximately $276.0 million in cash and equivalents.

(1)	See Reconciliation of Selected Financial Data for calculations.

Update on Merger Transaction

The Company will hold a special stockholders’ meeting on August 20, 2004, to consider its previously announced merger transaction and related matters. The merger is subject to the approval by holders of a majority of the outstanding shares of US Oncology Common Stock and approval by holders of a majority of the outstanding shares of US Oncology’s Common Stock not held by US Oncology Holdings, Inc., Oiler Acquisition Corp., Welsh Carson, Anderson & Stowe IX, L.P., its co-investors or members of US Oncology’s board or management that are expected to participate in the merger. All stockholders of record as of July 16, 2004, will be entitled to vote at the special meeting. The Company filed its definitive proxy statement with the SEC on July 21, 2004, and mailed the proxy to stockholders on July 22, 2004.

The merger remains subject to a number of other conditions, including consummation of financing transactions necessary to fund the merger consideration. US Oncology Holdings, Inc. intends to complete the financing arrangements on or prior to the date of the special meeting of stockholders.

As previously disclosed, the Company has received tenders of notes and related consents to an indenture amendment from holders of more than a majority of the $175 million outstanding principal amount of its 9 5/8% Senior Subordinated Notes due 2012, which was a condition to the merger. In addition, the Company received early termination of the waiting period under the Hart-Scott-Rodino Act.

The Company has also entered into a settlement agreement with the plaintiffs in the previously disclosed lawsuits relating to the merger and naming the Company and each of its directors as defendants. The proposed settlement provides for the settlement or dismissal with prejudice of all of the lawsuits. The proposed settlement of the Delaware lawsuit is subject to final approval by the Delaware Court of Chancery, so any settlement may not be final at the time of the special meeting. If the proposed settlement is ultimately not approved by the Delaware Court of Chancery, the litigation could proceed and the plaintiffs could seek the relief sought in their respective complaints.

If the Company’s stockholders approve the merger at the special meeting and the other conditions to the merger have been satisfied at that time, the Company would expect to close the merger promptly after the meeting.

Financial Exhibits

Exhibits, including key operating statistics, financial statements and a reconciliation of selected financial data are included in this news release.

Additional Information and Where to Find It

US Oncology has filed with the SEC and mailed to stockholders a definitive proxy statement dated July 20, 2004, for the Special Meeting of Stockholders to be held to vote on the proposed merger with an affiliate of Welsh Carson. US Oncology, Welsh Carson, certain co-investors of Welsh Carson and certain members of US Oncology’s board and management also filed with the SEC a Schedule 13e-3 and may file other relevant documents with the SEC concerning the proposed merger. Stockholders are urged to read the definitive proxy statement and Schedule 13e-3 and any other relevant documents filed with the SEC because they contain important information about the proposed merger and the interests of the participants in the solicitation of proxies. You can obtain the documents free of charge at the SEC’s website at http://www.sec.gov. In addition, you may obtain copies of documents filed with the SEC by US Oncology free of charge by requesting them in writing from US Oncology at 16825 Northchase Drive, Suite 1300, Houston, Texas 77060, Attention: Investor Relations, by telephone at (832) 601-8766 or by e-mail to steve.sievert@usoncology.com.

Participants in the Solicitation

US Oncology, Welsh Carson and their directors, officers and employees may be deemed to be participants in the solicitation of proxies from the US Oncology stockholders. Information concerning persons who may be deemed participants in the solicitation of US Oncology stockholders is set forth in US Oncology’s proxy statement for its 2003 annual meeting of stockholders, the Schedule 13D, as amended, filed with the SEC by Welsh Carson, certain co-investors of Welsh Carson and certain members of US Oncology’s board and management the definitive proxy statement for the special meeting of stockholders filed with the SEC on July 21, 2004, and the Schedule 13e-3, as amended, previously filed with the SEC.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is America’s premier cancer care services company. The Company provides comprehensive services to a network of affiliated practices comprising more than 900 affiliated physicians in over 490 sites, including 81 integrated cancer centers, in 32 states.

US Oncology’s mission is to enhance access to high-quality cancer care in America. The Company’s strategies to accomplish this mission include: (a) helping practices lower their pharmaceutical and administration costs, (b) providing the capital and expertise to expand and diversify into radiation oncology and diagnostic radiology, (c) providing sophisticated management services to enhance profitability, and (d) providing access to and managing clinical research trials. In addition, the Company assists practices in negotiations with private payors, in implementing programs to enhance efficiencies with respect to drugs and in expanding service offerings such as positron emission tomography and intensity modulated radiation therapy.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of US Oncology Holdings, Inc. to obtain financing, the failure of US Oncology to obtain stockholder approval or the occurrence of events that would have a material adverse effect on US Oncology as described in the merger agreement. Additional risks and uncertainties relating to the Company’s operations include recent legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the recent legislation on other aspects of our business (such as private payor reimbursement, the Company’s ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), reimbursement for pharmaceutical products generally, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for 2003, as amended, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

US ONCOLOGY, INC.

Exhibit 1

Key Operating Statistics

(in millions)

(unaudited)

	Q2 2004	Q2 2003	% Change	YTD 2004	YTD 2003	% Change
Product revenues	$355.4	$298.9	18.9%	$687.9	$562.4	22.3%
Service revenues	209.8	192.5	9.0%	402.3	376.2	6.9%

Total revenues	$565.2	$491.4	15.0%	$1,090.2	$938.6	16.2%

Physician Summary:

PPM physicians	805	776	3.7%	805	776	3.7%
Service Line physicians	109	60	81.7%	109	60	81.7%

Total physicians	914	836	9.3%	914	836	9.3%

Medical Oncology/Hematology:

Medical oncologists/hematologist	756	686	10.2%	756	686	10.2%
Medical oncology visits (1)	585,413	609,208	(3.9)%	1,164,121	1,194,894	(2.6)%
Other oncologists	36	37	(2.7)%	36	37	(2.7)%

Radiation Oncology:

Radiation oncologists	122	113	8.0%	122	113	8.0%
Radiation treatments per day	2,597	2,584	0.5%	2,584	2,606	(0.8)%
Total cancer centers	81	76	6.6%	81	76	6.6%

Imaging/Diagnostics:

PET installations	1	2	(50.0)%	4	4	0%
Total PET installations	25	19	31.6%	25	19	31.6%
PET scans	7,023	4,752	47.8%	13,604	8,963	51.8%

New patients enrolled in research studies	718	951	(24.5)%	1,461	1,856	(21.3)%

Days sales outstanding	44	43	2.3%	44	43	2.3%

(1)	Visits only include information for practices affiliated under the practice management model and do not include results of service line practices.

US ONCOLOGY, INC.

Exhibit 2

Condensed Consolidated Statement of Operations and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Product revenues	$355,454	$298,895	$687,929	$562,426
Service revenues	209,789	192,517	402,310	376,196

Total revenues	565,243	491,412	1,090,239	938,622

Cost of product	332,783	277,153	639,549	520,461

Costs of services:
Field compensation and benefits	96,461	88,631	189,154	175,663
Other field costs	55,216	56,872	112,017	108,011
Depreciation and amortization	15,131	12,912	28,957	25,913

Total costs of services	166,808	158,415	330,128	309,587

Total costs of product and services	499,591	435,568	969,677	830,048
General and administrative expense	16,616	16,365	29,300	31,941
Depreciation and amortization	5,205	6,054	10,333	11,866

Income from operations	43,831	33,425	80,929	64,767

Other income (expense):
Interest expense, net	(4,541)	(4,952)	(8,923)	(10,084)
Other income	622	—	622	—

Income before income taxes	39,912	28,473	72,628	54,683
Income tax provision	(15,366)	(10,820)	(27,962)	(20,780)

Net income and comprehensive income	$24,546	$17,653	$44,666	$33,903

Net income per share - basic	$0.28	$0.19	$0.52	$0.37

Shares used in per share computation – basic	87,192	91,358	86,590	92,165

Net income per share – diluted	$0.27	$0.19	$0.50	$0.36

Shares used in per share computation – diluted	90,674	93,017	89,975	93,825

US ONCOLOGY, INC.

Exhibit 3

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$44,666	$33,903
Non cash adjustments:
Depreciation and amortization	39,290	37,779
Deferred income taxes	4,200	12,222
Undistributed earnings (losses) in joint ventures	32	(900)
Non cash compensation expense	48	100
Changes in operating assets and liabilities:	41,870	33,468

Net cash provided by operating activities	130,106	116,572

Cash flows from investing activities:
Acquisition of property and equipment	(37,853)	(39,452)

Net cash used by investing activities	(37,853)	(39,452)

Cash flows from financing activities:
Repayment of other indebtedness	(10,001)	(14,728)
Cash payment in lieu of stock issuance	—	(710)
Proceeds from exercise of options	18,599	895
Purchase of Treasury Stock	(4,247)	(40,972)

Net cash provided (used) by financing activities	4,351	(55,515)

Increase in cash and equivalents	96,604	21,605
Cash and equivalents:
Beginning of period	124,514	75,029

End of period	$221,118	$96,634

Interest paid	$9,775	$10,720
Taxes paid	$575	$8,755
Non cash transactions:
Delivery of Common Stock in affiliation transactions	$6,585	$6,839

US ONCOLOGY, INC.

Exhibit 4

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and equivalents	$221,118	$124,514
Accounts receivable	316,582	304,507
Other receivables	61,100	47,738
Prepaids and other current assets	17,507	18,451
Inventories	28,768	7,481
Due from affiliates	40,650	43,629

Total current assets	685,725	546,320

Property and equipment, net	362,391	356,125
Service agreements, net	232,541	239,108
Deferred income taxes	6,715	10,915
Other assets	21,820	22,551

Total assets	$1,309,192	$1,175,019

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term indebtedness	$74,251	$79,748
Accounts payable	201,146	160,628
Due to affiliates	88,299	64,052
Accrued compensation costs	20,965	26,316
Income taxes payable	39,911	19,810
Other accrued liabilities	42,027	41,847

Total current liabilities	466,599	392,401

Deferred revenue	7,290	5,349
Long-term indebtedness	183,908	188,412

Total liabilities	657,797	586,162

Minority interest	10,529	10,497
Stockholders’ equity	640,866	578,360

Total liabilities and stockholders’ equity	$1,309,192	$1,175,019

US ONCOLOGY, INC.

Exhibit 5

Reconciliation of Selected Financial Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Income / EPS

Income before income taxes	$39,912	$28,473	$72,628	$54,683

Tax rate	38.5%	38.0%	38.5%	38.0%

Net income	$24,546	$17,653	$44,666	$33,903

Weighted average shares outstanding – diluted	90,674	93,017	89,975	93,825

EPS	$0.27	$0.19	$0.50	$0.36

EBITDA

Net income	$24,546	$17,653	$44,666	$33,903
Interest expense, net, and other	3,919	4,952	8,301	10,084
Income tax provision	15,366	10,820	27,962	20,780
Depreciation	16,289	14,744	31,147	29,154
Amortization	4,047	4,222	8,143	8,625

EBITDA	$64,167	$52,391	$120,219	$102,546

Net Cash provided by Operating Activities

Net income	$24,546	$17,653	$44,666	$33,903
Interest expense, net, and other	3,919	4,952	8,301	10,084
Income taxes	15,366	10,820	27,962	20,780
Depreciation	16,289	14,744	31,147	29,154
Amortization	4,047	4,222	8,143	8,625

EBITDA	64,167	52,391	120,219	102,546
Changes in assets and liabilities	39,333	71,498	41,870	33,468
Undistributed earnings (losses) in joint ventures	138	(949)	32	(900)
Non-cash stock compensation expense	23	27	48	100
Deferred income taxes	2,200	10,500	4,200	12,222
Interest expense, net, and other	(3,919)	(4,952)	(8,301)	(10,084)
Income tax expense	(15,366)	(10,820)	(27,962)	(20,780)

Net cash provided by operating activities	$86,576	$117,695	$130,106	$116,572

Discussion of Non-GAAP Information

In this release, we use the term “EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization. We believe EBITDA is useful to investors in evaluating companies, and their liquidity and ability to service their indebtedness. Management uses EBITDA to evaluate the Company’s liquidity and financial condition, both with respect to the business as a whole and individual sites.

EBITDA is not calculated in accordance with generally accepted accounting principles of the United States (“GAAP”). EBITDA is derived from relevant items in our GAAP financials. A reconciliation EBITDA to our income statement is included in this release.

Management believes that EBITDA is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. In all events, EBITDA is not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us.